UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 27, 2009
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-10362 (Commission File Number)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)		89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously reported by MGM MIRAGE (the “Company”) on its Current Report on Form 8-K with a filing date of May 19, 2009 (the “Prior Report”), in the June 2005 report of the New Jersey Division of Gaming Enforcement (the “DGE”) to the New Jersey Casino Control Commission (the “New Jersey Commission”) regarding the application of Borgata for renewal of its casino license, the DGE stated that it was conducting an investigation of the relationship of the Company with its joint venture partner in Macau and that it would report any material information to the New Jersey Commission it deemed appropriate.
     Also, as previously reported in the Prior Report, on May 18, 2009, the DGE issued a report to the New Jersey Commission on its investigation. While the report itself is confidential, at the conclusion of the report, the DGE recommended, among other things, that: (i) the Company’s joint venture partner in Macau be found to be unsuitable; (ii) the Company be directed to disengage itself from any business association with its joint venture partner in Macau; (iii) the Company’s due diligence/compliance efforts be found to be deficient; and (iv) the New Jersey Commission hold a hearing to address the report.
     In furtherance of its request that the New Jersey Commission hold a hearing to address the report, on July 27, 2009, the DGE filed a letter with the New Jersey Commission requesting that it reopen the 2005 casino license renewal hearing for Borgata pursuant to applicable New Jersey law. New Jersey law requires that the casino licensing hearings be reopened at the request of the DGE. As a result, the New Jersey Commission will hold an evidentiary hearing on the allegations contained in the report at which time the Company will be able to present evidence and legal argument. There can be no assurance that the outcome of the proceedings will not have a material adverse effect on the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: July 31, 2009	By:	/s/ John M. McManus
		Name:	John M. McManus
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary